Exhibit (h)(5)

DBX ETF TRUST

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (the “Agreement”) is effective as of the 28th day of September, 2012 by and between DBX ETF Trust, a Delaware statutory trust (the “Trust”), on behalf of each of the funds listed on Appendix A (each, a “Fund,” and collectively, the “Funds”) and DBX Advisors LLC ((“DBX” or the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser renders advice and services to the Funds pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser (the “Advisory Agreement”);

WHEREAS, pursuant to the Advisory Agreement, the Adviser shall pay all of the expenses of each Fund, except for the fee payments under the Advisory Agreement, payments under the Fund’s 12b-1 plan, if any, brokerage expenses, taxes, interest, litigation expenses and other extraordinary expenses.;

WHEREAS, each Fund also bears the cost of compensation paid to the Trust’s non-interested trustees (the “Independent Trustees”) in respect of the Independent Trustees’ service to the Fund (the “Independent Trustee Fees”);

WHEREAS, the Adviser and the Trust desire to further limit each Fund’s Operating Expenses (as that term is defined in Section 2 of this Agreement) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of each Fund) desires to allow the Adviser to implement those limits on the terms hereinafter set forth;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intending to be legally bound hereby, mutually agree as follows:

1. LIMIT ON OPERATING EXPENSES. The Adviser hereby agrees to limit each Fund’s current Operating Expenses to an annual rate, expressed as a percentage of each Fund’s respective average annual net assets to the amounts listed in Appendix A (the “Annual Limits”). In the event that the current Operating Expenses of a Fund, as accrued each month, exceed its Annual Limit, the Adviser will waive fees, reimburse expenses or otherwise make payment to the Fund, on a monthly basis, in an amount equal to the excess expense within a reasonable time after being notified that an excess expense payment is due (the “Excess Expense”).

2. DEFINITION. For purposes of this Agreement, the term “Operating Expenses” with respect to each Fund, is defined to include all expenses necessary or appropriate for the operation of each Fund, including the Adviser’s investment advisory or management fee detailed in the Investment Advisory Agreement, other expenses described in the Investment Advisory Agreement, and the Independent Trustee Fees, but does not include interest expense, taxes, brokerage expenses, distribution fees or expenses, litigation expenses and other extraordinary expenses.

3. TERM. This Agreement shall become effective on the date specified herein and shall remain in effect until September 30, 2013 (the “Termination Date”).

4. TERMINATION. This Agreement may be terminated at any time, and without payment of any penalty, by the Board, on behalf of each Fund, upon sixty (60) days’ written notice to the Adviser. The Adviser agrees that it may not terminate this Agreement prior to the Termination Date. This Agreement may be renewed for successive annual periods for so long as the Agreement’s renewal is specifically approved by the Trust’s Board of Trustees (the “Board”).

5. ASSIGNMENT. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

6. SEVERABILITY. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

7. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act, and the Investment Advisers Act of 1940, as amended, and any rules and regulation promulgated thereunder.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

DBX ETF Trust. on behalf of each of the Funds listed on Appendix A	DBX ADVISORS LLC

By:	/s/ Alex N. Depetris	By:	/s/ Martin Kremenstein
	Name: Alex N. Depetris		Name: Martin Kremenstein
	Title: President and Chief Executive Officer		Title: Chief Executive Officer

By:	/s/ Alex N. Depetris
Name: Alex N. Depetris
Title: Chief Operating Officer

APPENDIX A

Fund	Operating Expense Limit
DBX MSCI Emerging Markets Currency-Hedged Equity Fund	0.65%
DBX MSCI EAFE Currency-Hedged Equity Fund	0.35%
DBX MSCI Brazil Currency-Hedged Equity Fund	0.60%
DBX MSCI Canada Currency-Hedged Equity Fund	0.50%
DBX MSCI Japan Currency-Hedged Equity Fund	0.50%